EXHIBIT 99.1

Lightbridge and Framatome to Host Press Conference with Live Webcast Regarding Anticipated Major Corporate Development

RESTON, Va. – January 24, 2018 – Lightbridge Corporation (NASDAQ: LTBR), a nuclear fuel technology company, and Framatome, a leader in nuclear fuel, components and reactor services, will host a press conference starting at 10:05 AM Eastern on January 25, 2018 regarding an anticipated major corporate development, in connection with the proposed joint venture between the two companies. The webcast will be streamed live on the Lightbridge home page at: www.ltbridge.com.

About Framatome

Framatome, previously known as New NP (former subsidiary of AREVA NP), is a major international player in the nuclear energy market focused on designing, building, maintaining and advancing the global nuclear fleet. In North America, Framatome Inc. combines U.S. and Canadian leadership to deliver innovative solutions and value-added technologies to support the operation of the commercial nuclear fleet and prepare for the next generation of nuclear power plants. Leveraging the expertise of its 2,300 North American employees, Framatome Inc. is helping its customers improve the safety and performance of their nuclear plants and achieve their economic and societal goals.

Join the energy conversation with Framatome Inc. on Twitter: @FramatomeUS and Facebook: @FramatomeUS.

Framatome is owned by the EDF Group (75.5%), Mitsubishi Heavy Industries (MHI – 19.5%) and Assystem (5%).

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

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Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900 ir@ltbridge.com